Exhibit 99.1

Edge Petroleum Announces Third Quarter Financial Results With Record Net
Income and Provides Updated 2005 Guidance

          HOUSTON, Nov. 2 /PRNewswire-FirstCall/ -- EDGE PETROLEUM CORPORATION (Nasdaq: EPEX) today reported financial results for the third quarter of 2005 and provided updated 2005 guidance.  Net income for the third quarter of 2005 was the highest quarter ever reported at $8.1 million compared to $2.7 million in the third quarter of 2004, an increase of 203%.  Highlights included:

*	Third quarter average production was 41.9 MMcfe per day as compared to 30.4 MMcfe per day for the same period in 2004, an increase of 38%.
*	Third quarter, Edge reported production of 3.9 Bcfe as compared to 2.8 Bcfe for the same period in 2004.
*	Revenue for the third quarter of 2005 was the highest ever reported by Edge at $29.6 million as compared to $13.2 million for the same period in 2004.
*

Third quarter results were impacted by non-cash unrealized derivative gains on our oil collars.  The Company does not apply cash flow hedge accounting to these economic hedges and as a result, a pre-tax gain of $189,939 and a pre-tax loss of $1.4 million were included in loss on hedging and derivatives for the three-month period ended September 30, 2005 and 2004, respectively.

*

Pro forma third quarter 2005 net income was $9.2 million as compared to $3.5 million for the third quarter of 2004, an increase of 161%. Pro forma net income, before the impact of deferred compensation related to FIN 44 and unrealized derivative activity, is a non-GAAP measure and is reconciled to GAAP net income in the table below.

          Production for the third quarter and first nine months of 2005 was 3.9 Bcfe and 12.1 Bcfe, respectively.  This compares to production for the prior year third quarter of 2.8 Bcfe and first nine months of 2004 of 8.9 Bcfe.  Our average realized price was $7.68 per Mcfe for the third quarter of 2005 compared to $4.73 per Mcfe for the comparable prior year third quarter.  For the nine months ended September 30, 2005, our average realized price was $6.50 per Mcfe compared to $5.06 per Mcfe in the same prior year period.

          As a result of higher average realized prices, higher production from recent drilling results and our properties acquired at year-end 2004, we reported an increase in revenue of 123% for the third quarter and 75% for the first nine months of 2005 compared to the same periods in 2004, respectively. Revenue for the third quarter of 2005 was $29.6 million compared to $13.2 million in the same period of 2004.  Revenue for the first nine months of 2005 was $78.7 million compared to $44.9 million in the first nine months of 2004.

          Total operating expenses for the third quarter and first nine months of 2005 were $17.1 million and $47.8 million, respectively, compared to $9.0 million and $29.4 million for the same periods in 2004.  Depletion costs for the third quarter of 2005 totaled $8.2 million and averaged $2.13 per Mcfe compared to $5.0 million for the third quarter of 2004 that averaged $1.79 per Mcfe, but down from the previous quarter’s rate of $2.18 per Mcfe.  For the first nine months of 2005, depletion totaled $25.6 million, or an average of $2.11 per Mcfe, compared to $15.2 million or an average of $1.71 per Mcfe for the same period in 2004.  Other general and administrative (G&A) costs for the third quarter of 2005, which does not include deferred compensation expense or bad debt expense, were $2.5 million, 34% higher than the comparable prior year period total of $1.8 million primarily due to higher staffing levels and compensation expense.  For the first nine months of 2005, other G&A costs, excluding deferred compensation and bad debt expense, totaled $7.3 million, 33% higher than the comparable 2004 period.

          During the third quarter and first nine months of 2005, we recorded a non- cash charge of $1.8 million and $1.9 million, respectively, as compared to a credit of $153,808 and a charge of $1.3 million for the same periods in 2004 as required by Financial Accounting Standards Board Interpretation No. (FIN) 44, “Accounting for Certain Transactions Involving Stock Compensation.”  Edge had 150,750 options with a strike price of $7.0625 per share and 9,000 options with a strike price of $7.28 per share outstanding as of September 30, 2005, subject to FIN 44 requirements.  The average price used to calculate the compensation expense was $26.69 per share at September 30, 2005, as compared to $15.68 at June 30, 2005, $16.25 at March 31, 2005 and $14.66 at December 31, 2004.

          Below is a recap of net income and pro forma net income excluding the impact of deferred compensation related to FIN 44 and the unrealized derivative activity:

	Three Months Ended September 30,		Nine Months Ended September 30,

	2005	2004	2005	2004

Net Income	$8,142,572	$2,682,894	$20,075,614	$9,822,211
Add:
Deferred Compensation - repriced options (credit) charge	1,758,848	(153,808)	1,930,493	1,294,677
Tax impact	(615,597)	53,833	(675,673)	(453,137)
Net Deferred Compensation - repriced options	1,143,251	(99,975)	1,254,820	841,540
Add:
Unrealized derivative loss (gain)	(189,939)	1,434,172	364,135	1,254,911
Tax impact	66,479	(501,960)	(127,447)	(439,219)
Net Unrealized derivative loss (gain)	(123,460)	932,212	236,688	815,692
Pro Forma Net Income (A)	$9,162,363	$3,515,131	$21,567,122	$11,479,443

(A)

This information is provided because management believes exclusion of the impact of deferred compensation related to FIN 44 and the impact of the Company’s unrealized derivatives gain and losses not accounted for as cash flow hedges (both tax adjusted) will help investors compare results between periods and identify operating trends that could otherwise be masked by these items and to highlight the impact that commodity price volatility may have on our results.

          Third quarter 2005 net income was $8.1 million or basic earnings per share of $0.47 and diluted earnings per share of $0.45.  Net income for the same period a year ago was $2.7 million or $0.21 basic earnings per share and $0.20 diluted earnings per share.  Excluding deferred compensation related to FIN 44 and the unrealized gain on the oil derivative, pro forma net income for the third quarter of 2005 was $9.2 million, or basic earnings per share of $0.53 and diluted earnings per share of $0.51 compared to $3.5 million, or basic earnings per share of $0.27 and diluted earnings per share of $0.26 for the same period in 2004.

          Net income for the first nine months of 2005 was $20.1 million, or basic earnings per share of $1.17 and diluted earnings per share of $1.13, an increase in net income of 104% compared to the same period a year ago of $9.8 million, or basic earnings per share of $0.76 and diluted earnings per share of $0.73.  Excluding deferred compensation related to FIN 44 and the unrealized non-cash loss on our oil derivative, pro forma net income for the first nine months of 2005 increased 88% totaling $21.6 million, or basic earnings per share of $1.26 and diluted earnings per share of $1.21, compared to pro forma net income for the first nine months of 2004 of $11.5 million or basic earnings per share of $0.89 and diluted earnings per share of $0.85.

          Net cash flow provided by operating activities for the third quarter of 2005 was $22.4 million as compared to $11.2 million for the same period in 2004.  Net cash flow provided by operating activities before working capital changes for the third quarter of 2005 was $22.7 million compared to $10.8 million for the same period in 2004.  For the first nine months of 2005, net cash flow provided by operating activities was $56.2 million and net cash flow provided by operating activities before working capital changes was $60.0 million.  Net cash flow provided by operating activities and net cash flow provided by operating activities before working capital changes for the first nine months of 2004 was $34.4 million and $33.7 million, respectively. See the attached schedule for a reconciliation of net cash flow provided by operating activities to net cash flow provided by operating activities before working capital changes.

          Debt was $20.0 million at September 30, 2005 and December 31, 2004 as compared to $22.0 million at September 30, 2004.  The ratio of debt to total capital at September 30, 2005 was 10.4% as compared to 11.7% at December 31, 2004.

          Updating operations, Edge has drilled 46 gross (25.8 net) wells through November 1, 2005, all but two of which were successful.  Currently, the Company has seven wells in the process of being drilled.  Edge anticipates drilling an additional 7 to 12 wells during the fourth quarter.  Edge also announced that it completed the acquisition of certain oil and natural gas working interests in the Chapman Ranch Field in Nueces County, Texas from two private companies on October 13, 2005.  The Stock Purchase Agreement to acquire additional interests in this property is expected to close November 30, 2005.

          Michael G. Long, Edge’s Executive Vice President and CFO, commented on the financial results for the quarter noting, “Our track record of positive operational results so far this year has laid the foundation for the recent quarter’s strong financial results and we expect an even better fourth quarter.  Our updated fourth quarter and full year guidance is shown below. Industry pressures continue to adversely impact our operating costs, but our operating margin has steadily improved.  Over the past couple of months, our view of the future commodity price environment has changed and we now have a greater degree of confidence in our expected level of natural gas and oil prices for 2006.  As a result, we do not currently intend to add to our existing hedges although we will continue to evaluate our position and act accordingly.  We have no hedging contracts extending beyond December 31, 2006.”

          John W. Elias, Edge’s Chairman, President and CEO reported, “Our operations are continuing at full speed as we predicted with six additional wells drilled as apparent successes since quarter end.  Seven wells are currently drilling and we have plans to drill another 7 to 12 wells by year- end, for a total of 60 to 65 wells for the year.  Our growing production volumes and continued strong commodity prices have allowed us to once again raise our capital spending levels, increasing the number of wells we plan to drill and our expected year-end production exit rate.  The recently announced increase in our capital expenditure budget, before acquisitions, to approximately $94 million reflects the depth of our inventory and the ability of the Edge ‘Team’ to execute on all fronts.  As our tactical attention turns to 2006, I expect Edge to enter the new year with record levels of production in a strong commodity price environment, a deep and growing inventory of drillable prospects and the financial flexibility to execute all aspects of our strategy which has been proven to add shareholder value.”

          Edge’s guidance for the fourth quarter and full year 2005, compared to actual results from third quarter 2005 and the full year 2004, is shown below.

	Fourth Quarter 2005E	Full Year 2005E	Third Quarter Actual 2005	Full Year Actual 2004

Operating Costs/Mcfe
Oil and Natural Gas Operating Expenses	$0.55 - $0.59	$0.52 - $0.56	$0.62	$0.41
Production Taxes	$0.75 - $0.79	$0.55 - $0.59	$0.48	$0.36
G&A (A)	$0.54 - $0.58	$0.57 - $0.61	$0.66	$0.65
Depletion	$2.60 - $2.65	$2.25 - $2.29	$2.13	$1.78
Interest and other	$0.03 - $0.07	$0.02 - $0.05	$0.00	$0.04
Production, Bcfe	4.8 - 5.0	16.9 - 17.1	3.9	12.1
Wells	20 - 25	60 - 65	18	49
CAPEX w/o Acquisition	$32 - 36 MM	$92 - 96 MM	$16.6 M	$49.4 MM

(A)	Assumes no non-cash, FIN 44 related charges or restricted stock amortization.

          We enter into hedging transactions, including commodity price collars, swaps and floors from time to time to mitigate our exposure to commodity price movements, but not for trading or speculative purposes.  Price-risk management transactions in place as of September 30, 2005 for the fourth quarter of 2005 and full year 2006 are shown below.

	DERIVATIVES & HEDGES

Time Period	Volumes per day	Price Floor	Price Cap

Fourth Quarter 2005	10,000 Mmbtu	$6.00	$9.52
	200 BBl	$35.00	—
	290 BBl	—	$40.00
Full Year 2006	10,000 MMbtu	$7.00	$10.50
	10,000 MMbtu	$7.00	$16.10
	400 BBl	$55.00	$80.00

          All natural gas prices are settled monthly at Houston Ship Channel and crude oil prices are settled at West Texas Intermediate Light Sweet Crude Oil.

          Edge Petroleum Corporation is a Houston-based independent energy company that focuses its exploration, production and marketing activities in selected onshore basins of the United States.  Edge common stock is listed on the NASDAQ National Market under the symbol “EPEX”.

          Edge will discuss operations and financial results with any interested parties during its conference call on November 2, 2005 at 10:00 a.m. CST. Interested parties may participate by dialing 800-498-5196 (ID#: 6610583). The call will also be webcast and can be accessed by logging onto the web at http://phx.corporate-ir.net/phoenix.zhtml?p=irol- eventDetails&c=98341&eventID=1153753 .  If you are unable to participate during the live webcast, the call will be archived at http://www.edgepet.com in the Investor Relations page of the site.

          Statements regarding production volumes, capital budgets, drilling activity and inventory, hedging levels, commodity prices, all guidance, forecasts for the fourth quarter and full year 2005, including production and operating costs, timing of future wells, growth in operational activities, performance goals, shareholder value and other statements that are not historical facts contain predictions, estimates and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that its goals will be achieved.  Important factors that could cause actual results to differ materially from those included in the forward-looking statements include the timing and extent of changes in commodity prices for oil and gas, the timing of the acquisition closing, the need to develop and replace reserves, environmental risks, drilling and operating risks, risks related to exploration and development, the availability of drilling rigs, uncertainties about the estimates of reserves, competition, government regulation and the ability of the company to meet its stated business goals.

EDGE PETROLEUM CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,

	2005	2004	2005	2004

OIL AND NATURAL GAS REVENUE
Oil and natural gas sales	$30,979,230	$15,181,874	$81,136,206	$47,203,800
Loss on hedging and derivatives	(1,394,503)	(1,939,409)	(2,397,181)	(2,299,274)
Total revenue	29,584,727	13,242,465	78,739,025	44,904,526
OPERATING EXPENSES:
Oil and natural gas operating expenses	2,369,882	1,176,732	6,414,396	3,601,898
Severance and ad valorem taxes	1,845,462	891,194	5,496,787	3,146,116
Depletion, depreciation, amortization and accretion	8,311,284	5,133,452	25,885,911	15,517,254
General and administrative expense:
Deferred compensation - repriced options	1,758,848	(153,808)	1,930,493	1,294,677
Deferred compensation - restricted stock	273,057	143,500	679,401	354,600
Bad debt expense	54,157	—	65,157	—
Other general and administrative expenses	2,470,611	1,844,062	7,306,749	5,476,342
Total operating expenses	17,083,301	9,035,132	47,778,894	29,390,887
OPERATING INCOME	12,501,426	4,207,333	30,960,131	15,513,639
OTHER INCOME AND EXPENSE:
Interest income	28,384	8,087	84,859	16,118
Interest expense, net of amounts capitalized	—	(22,204)	—	(241,887)
Amortization of deferred loan costs	(36,480)	(35,948)	(107,550)	(106,332)
INCOME BEFORE INCOME TAXES	12,493,330	4,157,268	30,937,440	15,181,538
INCOME TAX EXPENSE	(4,350,758)	(1,474,374)	(10,861,826)	(5,359,327)
NET INCOME	$8,142,572	$2,682,894	$20,075,614	$9,822,211
BASIC EARNINGS PER SHARE	$0.47	$0.21	$1.17	$0.76
DILUTED EARNINGS PER SHARE	$0.45	$0.20	$1.13	$0.73
BASIC WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING	17,137,515	12,999,659	17,100,374	12,889,109
DILUTED WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING	17,907,903	13,668,542	17,801,874	13,506,831
Production:
Gas - Mcf	2,991,548	2,077,791	9,276,710	6,797,836
Natural gas liquids (NGL) - Bbls	73,217	63,857	240,456	190,944
Oil - Bbls	70,029	56,415	232,623	156,075
Gas Equivalent - Mcfe	3,851,024	2,799,423	12,115,184	8,879,950
Realized Product Prices:
Gas - $ per Mcf (A)	$8.21	$5.65	$6.91	$5.58
NGL - $ per Bbl	$17.01	$16.27	$17.22	$15.40
Oil - $ per Bbl (A)(B)	$53.78	$8.30	$45.28	$26.03
Gas Equivalent - $ per Mcfe (A)	$7.68	$4.73	$6.50	$5.06

Notes:
(A)	Includes the effect of hedging and derivative transactions.

(B)

The average realized price, excluding unrealized derivative losses/gains related to our oil collars, was $51.06 per barrel and $46.84 per barrel for the three-month and nine-month periods ended September 30, 2005 and $33.72 per barrel and $34.07 per barrel for the three-month and nine-month periods ended September 30, 2004.

EDGE PETROLEUM CORPORATION
Non-GAAP Disclosure Reconciliation

	Three Months Ended September 30,		Nine Months Ended September 30,

	2005	2004	2005	2004

Net cash flow provided by operating activities	$22,447,774	$11,195,276	$56,241,329	$34,442,648
Changes in working capital accounts	235,286	(444,744)	3,730,536	(733,336)
Net cash flow provided by operations before working capital changes	$22,683,060	$10,750,532	$59,971,865	$33,709,312

Note:

Management believes that net cash flow provided by operating activities before working capital changes is relevant and useful information that is commonly used by analysts, investors and other interested parties in the oil and gas industry as a financial indicator of an oil and gas company’s ability to generate cash used to internally fund exploration and development activities and to service debt.  Net cash flow provided by operating activities before working capital changes is not a measure of financial performance prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and should not be considered in isolation or as an alternative to net cash flow provided by operating activities.  In addition, since net cash flow provided by operating activities before working capital changes is not a term defined by GAAP, it might not be comparable to similarly titled measures used by other companies.

SOURCE  Edge Petroleum Corporation
          -0-                                                            11/02/2005
          /CONTACT:  Michael G. Long, Chief Financial Officer of Edge Petroleum Corporation, +1-713-654-8960/
          /Web site:  http://www.edgepet.com /